PERSONAL AND CONFIDENTIAL

BLUE DOLPHIN PIPE LINE COMPANY
801 Travis Street, Suite 2100
Houston, Texas 77002

December 11, 2013

Freeport LNG Expansion, L.P.
333 Clay Street, Suite 5050
Houston, Texas 77002
Attn: Mr. Jody Sumrall

Dear Mr. Sumrall:

This letter of intent ("Letter of Intent") is made effective as of December 11, 2013 ("Effective Date"), by and between BLUE DOLPHIN PIPE LINE COMPANY, INC., a Delaware corporation ("BDPL"), and FREEPORT LNG EXPANSION, L.P., a Delaware limited partnership ("FLEX"). BDPL and FLEX shall both be referenced individually as a "Party" and collectively as the "Parties". The Parties believe there is mutual benefit in jointly evaluating the potential opportunities that can be developed by the Parties related to the production and sale of liquefied natural gas ("LNG") for use as fuel in the U.S. domestic transportation market (the "Evaluation"). This Letter of Intent confirms the mutual understanding of the Parties with respect to such Evaluation.

In connection herewith, FLEX's affiliate, FLNG Land II, Inc. and BDPL are entering into a Master Easement Agreement whereby BDPL is providing FLNG Land II, Inc. with (a) free and uninterrupted pedestrian and vehicular ingress and egress to and from State Highway 332, across the certain property of BDPL to certain property of FLEX and (b) a perpetual permanent pipeline easement and right of way across certain property of BDPL to certain property of FLEX (the "Master Easement Agreement"), the form of which is attached hereto as Exhibit A. On the Effective Date, BDPL shall execute and deliver to FLEX, and FLEX shall execute and deliver, or cause to be executed and delivered, to BDPL, duplicate originals of the Master Easement Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows with respect to the Evaluation:

1.
During the Term of this Letter of Intent, the Parties will jointly study the feasibility of jointly developing facilities to source and supply LNG for sale to third parties for use as transportation fuel in the U.S. domestic transportation markets from either (a) FLEX's terminal on Quintana Island, Texas or natural gas processing facilities near Oyster Creek, Texas or (b) BDPL's facilities near Oyster Creek, Texas.

2.	The Evaluation will include analysis of the domestic LNG market, the economic feasibility of developing such facilities and a fatal flaw analysis.

3.	For potential LNG delivery from the FLEX facilities, the Evaluation will include an analysis of alternative options for LNG delivery to market, including by barge, container or truck.

4.
For potential LNG delivery from the BDPL facilities, the Evaluation will include an analysis of the potential delivery of treated gas from FLEX's natural gas treatment facility to BDPL's adjacent facility for liquefaction and onward transportation, including by container or truck.

5.
If the Evaluation leads to a potential transaction between the Parties, the Parties will cooperate in good faith and proceed expeditiously in the preparation of mutually acceptable definitive agreements reflecting the terms of such transaction (the "Definitive Agreements").

6.
The term of this Letter of Intent (the "Term") shall commence on the Effective Date and, unless mutually extended in writing by the Parties, shall expire on the 180th day following the receipt by FLEX from the Federal Energy Regulatory Commission of authorization to construct FLEX's proposed natural gas liquefaction and export facility.

7.
During the Term, each Party agrees not to enter into or take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation, or offer from any person or entity other than the other Party relating to the production and sale of LNG for use as fuel in the U.S. domestic transportation market, and shall notify the other Party promptly of any inquiries by any third parties in regards to the forgoing.

8.
If the Parties should fail to execute Definitive Agreements, then FLEX agrees that in the event that, on or before December 31, 2021, FLEX proposes to sell or make an offer to sell to a third party any quantities of LNG for use as transportation fuel in the U.S. domestic transportation markets, FLEX shall first offer to BDPL the lesser of (a) the total quantity proposed to be sold or offered for sale and (b) 300,000 gallons per day (as applicable, the "Offer Quantity"). BDPL shall have 60 days from the date of such notification to deliver its written offer for such Offer Quantity. If RDPI, so delivers an offer, the Parties shall have the next 60 days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable agreement for the Offer Quantity. If the 60-day negotiation period elapses without the Parties executing a binding agreement for the sale and purchase of the Offer Quantity, FLEX shall be entitled for a period of 180 days from the expiration of such 60-day negotiation period to enter into agreements with third parties for all or a portion of the Offer Quantity, provided that the terms and conditions of any such agreement must be more favorable to FLEX than the best terms and conditions offered by BDPL. This section shall apply in respect of any such LNG quantities that remain unsold after such 180-day period. After December 31, 2021, this section shall no longer apply.

The Parties additionally agree as follows:

2

A.
Each Party hereby represents and warrants to the other Party that this Letter of Intent (i) has been validly executed and delivered, (ii) has been duly authorized by all action necessary for the authorization hereof, and (iii) is the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor's rights generally and general principles of equity.

B.
This Letter of Intent constitutes the entire agreement of the Parties relating to the subject matters hereof and supersedes all prior discussions, agreements or understandings, whether oral or written, relating to such subject matters. There are no other written or oral agreements or understandings between the Parties.

C.	Any amendment of this Letter of Intent must be written and signed by both Parties.

D.	THIS LETTER OF INTENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

E.	Neither Party may assign this Letter of Intent without the prior written approval of the other Party.

F.
Each Party agrees that it will not without the prior written consent of the other Party hereto disclose publicly or to any third party the terms and conditions of this Letter of Intent or subsequent negotiations between the Parties, except (a) to such Party's existing and prospective lenders and equity providers, (b) to such Party's financial, legal, audit and accounting advisors and (c) to the extent required by law. Any press release to be issued by either Party regarding the subject matter of this Letter of Intent shall be subject to the prior consent of the other Party hereto, not to be unreasonably withheld, conditioned or delayed.

G.	Each Party will pay its own expenses and cost incidental to the Evaluation and the completion of the transactions contemplated by this Letter of Intent, including legal and accounting fees.

H.
Except for the agreements and obligations contained in paragraphs 8, D, F and G which are binding on the Parties, which is binding on the Parties, this Letter of Intent is intended to serve only as an expression of the Parties' intent and not a binding obligation between the Parties; any such obligation will be created only by definitive agreements subsequently executed by the Parties, the provisions of which shall supersede this and all other understandings between the Parties.

I.	This Letter of Intent may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

J.	If the foregoing terms and conditions are acceptable to you, please so indicate by signing both of the enclosed copies of this Letter of Intent where indicated and returning one to the undersigned.

Very truly yours,

BLUE DOLPHIN PIPE LINE COMPANY, INC.

By: /s/ Jonathan P. Carroll
       Jonathan P. Carroll
       President

ACCEPTED AND AGREED TO:

FREEPORT LNG EXPANSION, L.P.
By: Freeport LNG Expansion GP, Inc., its General Partner

By: /s/ Charles Reimer
       Name: Charles Reimer
       Title: President

Exhibit A
Master Easement Agreement

[Attached]